EXHIBIT 16.1

July 16, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 16, 2004 of IMPCO Technologies, Inc. and are in agreement with the statements contained in the first, third, fourth, fifth, and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP